FIRST AMENDMENT
TO THE
DAKTRONICS, INC. 401(K) PLAN
(As Amended and Restated Effective as of May 1, 2012)
Pursuant to Section 11.01 of the Daktronics, Inc. 401(k) Plan (the “Plan”), Daktronics, Inc. hereby amends the Plan, as specified below. The effective date of each modification contained in this First Amendment shall be the date(s) as specified below:
1. Effective June 26, 2013, but prior to September 16, 2013, Section 1.38 of the Plan shall be deleted and replaced with the following:

"Spouse” shall mean the legally married spouse of the Participant, as determined by laws of the state in which the couple resides. “Spouse” does not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship recognized under state law that is not denominated as a marriage under the laws of that state.
2. Effective September 16, 2013, and pursuant to Revenue Ruling 2013-17 (and such subsequent guidance as may be issued by the Internal Revenue Service), Section 1.38 of the Plan shall be deleted and replaced with the following:
"Spouse” shall mean the legally married spouse of the Participant, as determined by the laws of the state in which the marriage was validly entered into. For purposes of the Plan, “Spouse” shall include an individual married to a person of the same sex if the individuals are lawfully married under state law, even if the married couple is domiciled in a state that does not recognize the validity of same-sex marriages. “Spouse” does not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship recognized under state law that is not denominated as a marriage under the laws of that state.
IN WITNESS WHEREOF, Daktronics, Inc. has caused the First Amendment to the Daktronics, Inc. 401(k) Plan to be executed by its duly authorized officers on this 1 day of October, 2014, but to be effective as of the dates specified herein.

Daktronics, Inc.

By: /s/ Carla S. Gatzke
Carla S. Gatzke
Vice President and Secretary